Exhibit 99.1

M  A  C  K  -  C  A  L  I     R  E  A  L  T  Y     C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz	Ilene Jablonski
	Executive Vice President	Vice President of Marketing
	and Chief Financial Officer	Mack-Cali Realty Corporation
	Mack-Cali Realty Corporation	(732) 590-1000
(732) 590-1000

MACK-CALI COMPLETES ITS ACQUISITION OF THE REAL ESTATE INTERESTS AND DEVELOPMENT AND MANAGEMENT BUSINESSES OF ROSELAND PARTNERS

Edison, New Jersey—October 24, 2012—Mack-Cali Realty Corporation (NYSE: CLI) today announced it has completed its acquisition of the real estate development and management businesses of Roseland Partners, L.L.C., a premier multi-family residential community developer and operator in the Northeast, and Roseland’s interests in: six operating multi-family properties totaling 1,769 apartments, one condo-residential property totaling four units and four commercial properties totaling approximately 212,000 square feet; 13 in-process development projects, which include nine multi-family properties totaling 2,149 apartments, two garages totaling 1,591 parking spaces, and two retail properties totaling approximately 35,400 square feet; and interests or options in land parcels which may support approximately 5,980 apartments, approximately 736,000 square feet of commercial space, and a 321-key hotel. The locations of the properties extend from New Jersey to Massachusetts. The majority of the properties are located in New Jersey, in particular at its flagship development at Port Imperial in Weehawken and West New York, in addition to the Jersey City Waterfront and other urban in-fill and transit-oriented locations.

The Roseland business and real property interests were acquired for aggregate consideration of up to $134.6 million, subject to adjustment, consisting of $115.0 million in cash and approximately $4.0 million of assumed debt at closing and an additional earn-out of up to $15.6 million in cash over the next three years, under certain conditions. During the three-year earn-out period, each of Roseland’s principals, Marshall Tycher, Brad Klatt, and Carl Goldberg, will serve as co-presidents of Roseland Management Services, L.P., a newly formed wholly owned subsidiary of Mack-Cali, pursuant to employment agreements executed at closing. Mitchell E. Hersh, President and Chief Executive Officer of Mack-Cali Realty Corporation, also will assume the role of Chairman and Chief Executive of Roseland Management Services, L.P.

The transaction was financed through a combination of cash on hand and borrowings under

Mack-Cali’s $600 million unsecured revolving credit facility.

Mr. Hersh commented, “This acquisition marks a fundamental step in a strategic diversification for Mack-Cali wherein multi-family residential will be a key component of our growth strategy. We are excited to welcome the Roseland team to our organization and we are confident that this platform will produce strong results for our shareholders. We are poised to capitalize on the many opportunities for growth resulting from this transformational transaction. Roseland will enhance our opportunities to deploy capital across a strategically positioned portfolio with an integrated platform to address all elements of the real estate development process. As well, we will now have enhanced opportunities to utilize our land bank and repurpose existing assets in a number of locations.”

FTI Consulting and Eastdil Secured served as advisors on the transaction. Dennis Block of Greenberg Traurig represented Mack-Cali and Stanley Schwartz of Orloff Lowenbach Stifelman & Seigel represented Roseland.

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 281 properties consisting of 275 office and office/flex properties totaling approximately 31.9 million square feet and six multi-family rental properties containing over 1,700 residential units, all located in the Northeast. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of commercial and residential tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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